Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 26, 2011, with respect to the balance sheet of Societe d’Exploitation des Mines d’Or de Sadiola S.A. as of December 31, 2010, and the related statement of income, changes in stockholders’ equity and cash flows for the year then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Registration Statement (Form F-3) and related prospectus.

/s/ KPMG Inc.

KPMG Inc.
Registered Auditor

Bloemfontein, South Africa
July 12, 2012